UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 28, 2019
AMICUS THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of
Incorporation)

Delaware	001-33497	71-0869350
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Cedar Brook Drive, Cranbury, NJ 08512
(Address of Principal Executive Offices, and Zip Code)

609-662-2000
Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock Par Value $0.01	FOLD	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 28, 2019, Amicus Therapeutics, Inc. (“Amicus” or the “Company”) entered into an Amended and Restated Research, Collaboration and License Agreement (the “Agreement”) with The Trustees of the University of Pennsylvania (“Penn”) pursuant to which Amicus and the Wilson Laboratory at Penn will continue to collaborate with respect to the pre-clinical research and development of next generation parvovirus gene therapy products for the treatment of Pompe disease, Fabry disease and CDKL5 deficiency and will initiate pre-clinical research and development of next generation parvovirus gene therapy products for the treatment of Niemann Pick Type C, Mucopolysaccharidosis Type IIIA and Mucopolysaccharidosis Type IIIB (collectively, the “Indications”).

Under the Agreement, Amicus also has the right to initiate additional programs for pre-clinical research and development of next generation parvovirus gene therapy products for the treatment of certain lysosomal storage diseases and other rare metabolic disorders specified in the Agreement.

As under the Research, Collaboration and License Agreement we entered into with Penn on October 8, 2018 (“Original Agreement”), under the Agreement, Penn granted the Company exclusive, worldwide licenses (with the right to sublicense) under certain patent rights arising out of the research programs or covering an Amicus-selected parvovirus gene therapy product developed at Penn and non-exclusive, worldwide licenses (with the right to sublicense) under certain patent rights pertaining to manufacturing, background patent rights and know-how, in each case, to make, have made, use, sell, offer for sale and import licensed products for the Indications.

As under the Original Agreement, the pre-clinical research and development activities of Penn under the Agreement will be overseen by James M. Wilson, M.D., Ph.D. and will be conducted by the Wilson Laboratory at Penn in accordance with a mutually-agreed research plan for a specified period of time and the Company will fund such research and development activities in accordance with a mutually-agreed budget. As under the Original Agreement, the Company will be responsible for clinical development and commercialization of the licensed products for the Indications and is obligated to make certain milestone and royalty payments with respect to licensed products for each Indication.

In addition, the Wilson Laboratory will conduct a discovery research program in accordance with a mutually-agreed research plan for five years beginning on the date of the Agreement. The Company will provide $10 million each year during such five year period to fund such discovery research program. Pursuant to the Agreement, in connection with the Company’s funding of the discovery research program, the Company is eligible to receive a low double-digit percentage share of revenue Penn receives from third-party licensees of certain patent rights generated in the discovery research program.

Following the effective date of the Agreement, the Company paid to Penn an option fee in the low single-digit millions to select the Niemann Pick Type C, Mucopolysaccharidosis Type IIIB and next generation Mucopolysaccharidosis Type IIIA Indications. Following the selection of each additional Indication, the Company will be obligated to pay Penn an option fee in the low single-digit millions.

If Amicus terminates the Agreement during the term of the pre-clinical research and development activities or the discovery research program, other than for Penn’s uncured breach or bankruptcy, the Company will be obligated to pay Penn any portion of the initial budget for such pre-clinical research and development activities or discovery research program, as applicable, that has not yet been paid.

The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreement. The Company intends to seek confidential treatment for certain portions of the Agreement and expects to file a copy of the Agreement as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2019.

Item 8.01. Other Events
On May 29, 2019, the Company issued a press release announcing a major expansion of its gene therapy collaboration with the University of Pennsylvania. A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K. In addition, the Company will be using the presentation attached as Exhibit 99.2 to this Current Report on Form 8-K during its conference call and live audio webcast. Both exhibits are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits:

Exhibit No.	Description
99.1	Press Release dated May 29, 2019 titled, "Amicus Therapeutics and the University of Pennsylvania Announce Major Expansion of Gene Therapy Collaboration."
99.2	May 29, 2019 Presentation

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMICUS THERAPEUTICS, INC.
Date: May 29, 2019	By: /s/ Ellen S. Rosenberg
Name: Ellen S. Rosenberg
Title: Chief Legal Officer and Corporate Secretary